EX-99.h.1.ii

AMENDMENT NO. 9 TO

SCHEDULE A

DELAWARE POOLED TRUST

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF SEPTEMBER 17, 2021

Macquarie Emerging Markets Portfolio (formerly, The Emerging Markets Portfolio)
Macquarie Emerging Markets Portfolio II (formerly, The Emerging Markets Portfolio II)
Macquarie Labor Select International Equity Portfolio (formerly, The Labor Select International Equity Portfolio)
Delaware Global Listed Real Assets Fund (formerly, Delaware REIT Fund)

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND		DELAWARE POOLED TRUST
SERVICE COMPANY		for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer
and Global Head of Fund Services